Exhibit 99.1

Rosetta Stone Inc. Reports First Quarter 2017 Results

Operating expenses decrease 20% year-over-year; Lexia posts strong double-digit revenue growth; Company receives initial payment from previously announced strategic partnership with SOURCENEXT in Japan

ARLINGTON, VA — May 9, 2017 — Rosetta Stone Inc. (NYSE: RST), a world leader in technology-based learning solutions, today announced financial results for the first quarter ended March 31, 2017. Revenue in the first quarter 2017 totaled $47.7 million, a decline of $0.3 million from $48.0 million in the year-ago period. First quarter 2017 net income totaled $0.5 million, or $0.02 per diluted share. In the first quarter last year, the Company had a net loss of $7.5 million, or $(0.34) per diluted share. Included in the first quarter 2017 results were (pre-tax) restructuring charges totaling $0.8 million, compared to (pre-tax) restructuring charges totaling $2.5 million in the year-ago period.

First Quarter 2017 Overview

•	Total revenue declined approximately 1% year-over-year to $47.7 million

•
Revenue at Lexia, the Company’s Literacy segment, grew 34% year-over-year to a record high $10.2 million. Adjusting for the impact of purchase accounting on Lexia's revenue, first quarter 2017 revenue would have been $10.8 million, up $1.8 million or 20% year-over-year, compared to $9.0 million in the year-ago period

•
Total operating expenses decreased $9.5 million or 20% year-over-year, representing the Company's ninth consecutive quarter of year-over-year expense reductions. General and administrative expenses decreased 26% year-over-year and sales and marketing expenses decreased 22% year-over-year

•	The Company posted net income of $0.5 million or $0.02 per diluted share; first quarter 2017 results included (pre-tax) restructuring charges of $0.8 million

•
Cash and cash equivalents totaled $39.7 million at March 31, 2017, up $3.5 million from December 31, 2016 reflecting normal seasonality that was more than offset by the receipt of the first $9.0 million in payments from the previously announced strategic Japan transaction with SOURCENEXT, and the Company had zero debt outstanding

“Consolidated revenue was essentially flat year-over-year, reflecting another strong quarter at Lexia that offset expected declines in our Consumer and Enterprise & Education Language segments following the significant restructuring of those businesses over the last two years,” said John Hass, Chairman, President and Chief Executive Officer. “I am also excited to begin our strategic partnership with SOURCENEXT in Japan, which is progressing as planned starting with the receipt of $9.0 million of an expected $13.0 million of initial payments. We also recently entered into an agreement to sell our Japanese entity to SOURCENEXT and we expect to close that transaction in the near term.”

Earlier this year, Rosetta Stone announced that it had entered into a strategic partnership with Japanese software pioneer SOURCENEXT to expand the Company’s language-learning offerings and geographic reach. SOURCENEXT has been granted a perpetual, exclusive license to sell and develop language and education products and services in Japan using the Rosetta Stone brand and trademark.  As part of the license agreement, Rosetta Stone will have first rights to license products developed by SOURCENEXT under the Rosetta Stone brand and trademark for resale in territories outside of Japan.

First Quarter 2017 Review
Revenue: Total revenue declined $0.3 million year-over-year to $47.7 million in the first quarter 2017. Revenue at Lexia, the Company's Literacy segment, grew 34% year-over-year to a record high $10.2 million. Adjusting for the impact of purchase accounting, Lexia's revenue would have been $10.8 million in the first quarter 2017 compared to $9.0 million in the year-ago period, and Lexia's pro forma revenue growth rate would have been 20% year-over-year.
Enterprise & Education ("E&E") Language segment revenue decreased 10% year-over-year to $16.5 million in the first quarter 2017, in part due to the exit of certain geographies on a direct sales basis as part of the E&E Restructuring announced in March 2016. First quarter revenue from continuing E&E Language geographies was down 7% year-over-year.
Consumer segment revenue decreased $1.1 million or 5% year-over-year to $21.0 million in the first quarter 2017, reflecting lower bookings and an increased mix of shorter-duration subscriptions, which the Company had recently begun testing.
US$ thousands, except for percentages

	Three Months Ended March 31,
	2017	Mix %	2016	Mix %	% change
Revenue from:
Literacy	$10,170	21%	$7,577	16%	34%
E&E Language	16,500	35%	18,331	38%	(10)%
Consumer	21,023	44%	22,094	46%	(5)%
Total	$47,693	100%	$48,002	100%	(1)%
Net Income (Loss): In the first quarter 2017 the Company reported net income of $0.5 million or $0.02 per diluted share, compared to a net loss of $7.5 million or $(0.34) per diluted share in the year-ago period. Included in the first quarter 2017 were (pre-tax) restructuring charges of $0.8 million, and included in the year-ago period were (pre-tax) restructuring charges of $2.5 million.

Management's ongoing efforts to improve the profitability of the Company have resulted in nine consecutive quarters of favorable year-over-year operating expense improvements on both a reported basis as well as before restructuring charges in all periods. Total operating expenses decreased $9.5 million or 20% year-over-year to $38.6 million in the first quarter 2017, which included a year-over-year decrease of $1.7 million in restructuring charges.

Decreases were realized in all three major operating expense categories in the first quarter 2017, with the most significant percentage reduction being a $2.7 million or 26% year-over-year decrease in general and administrative expenses and the most significant dollar reduction being a $6.6 million or 22% year-over-year decrease in sales and marketing expenses. In both cases the declines were largely due to the restructuring of the E&E Language segment announced in 2016. Research and development expenses also decreased $0.2 million or 2% year-over-year, as increased investment in Lexia was more than offset by investment declines in Consumer and E&E Language.

Balance Sheet: The Company had zero debt and a cash and cash equivalents balance of $39.7 million at March 31, 2017, reflecting the receipt of the first $9.0 million in payments from the previously announced strategic partnership agreement in Japan. Deferred revenue decreased to $126.5 million at March 31, 2017, compared to $141.5 million at December 31, 2016 and $132.3 million at March 31, 2016. Short-term deferred revenue, which will be recognized as revenue over the next 12 months, totaled $101.5 million or approximately 80% of the total March 31, 2017 balance.

Free Cash Flow and Adjusted EBITDA: Free cash flow, a non-GAAP financial measure, was $3.5 million in the first quarter 2017, compared to $(5.1) million in the first quarter 2016. Adjusted EBITDA, a non-GAAP financial measure, improved $6.8 million year-over-year to $5.2 million in the first quarter, compared to $(1.6) million in the year-ago period. The improvement in free cash flow is due to the receipt of the first $9.0 million in payments from the previously announced strategic partnership in Japan, which more than offset the expected seasonal decline in cash. The Company's cash flow has historically been seasonal, with a net use of cash during the first half of the year and positive cash generation during the second half of the year.
Investor Day Webcast
In conjunction with this announcement, Rosetta Stone will host an Investor Day webcast today at 10:00 a.m. ET during which time there will be a discussion of the results and the Company's outlook. The webcast will be available live on the Investor Relations page of the Company's website at http://investors.rosettastone.com and a recorded replay of the webcast will be available on the Investor Relations page soon after the live presentation.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-

looking or conditional verbs, such as "will," "should," "could," "may," "might, " "aims," "intends," "projects," or similar words or phrases. These statements may include, but are not limited to, statements relating to: our business strategy; guidance or projections related to revenue, Adjusted EBITDA, bookings, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K for the year ended December 31, 2016, and those updated from time to time in our future reports filed with the Securities and Exchange Commission.
Non-GAAP Financial Measures
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•	Bookings represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue.

•
Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, impairment, depreciation, amortization, stock-based compensation, and restructuring expenses. In addition, Adjusted EBITDA excludes "Other" items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.

•
Segment contribution is calculated as segment revenue less expenses directly incurred by or allocated to the segment. Direct segment expenses include costs and expenses that are directly incurred by or allocated to the segment and include materials costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense. In addition to the previously referenced expenses, the Literacy segment includes direct research and development expenses and Combined Language includes shared research and development expenses, cost of revenue, and sales and marketing expenses applicable to the Consumer Language and Enterprise & Education Language segments.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.
Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.

The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.
About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools or workplaces around the world.

Founded in 1992, Rosetta Stone language division uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build foundational reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:
Frank Milano
ir@rosettastone.com
703-387-5876

Media Contact:
Michelle Alvarez
malvarez@rosettastone.com
703-387-5862

ROSETTA STONE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$39,713	$36,195
Restricted cash	394	402
Accounts receivable (net of allowance for doubtful accounts of $559 and $1,072, at March 31, 2017 and December 31, 2016, respectively)	21,072	31,788
Inventory	6,412	6,767
Deferred sales commissions	12,953	14,085
Prepaid expenses and other current assets	4,607	3,813
Total current assets	85,151	93,050
Deferred sales commissions	3,693	4,143
Property and equipment, net	25,363	24,795
Goodwill	48,452	48,251
Intangible assets, net	21,855	22,753
Other assets	1,338	1,318
Total assets	$185,852	$194,310
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$9,014	$10,684
Accrued compensation	12,528	10,777
Income tax payable	254	785
Obligations under capital lease	395	532
Other current liabilities	19,584	22,150
Deferred revenue	101,502	113,821
Total current liabilities	143,277	158,749
Deferred revenue	24,982	27,636
Deferred income taxes	6,473	6,173
Obligations under capital lease	1,961	2,027
Other long-term liabilities	10,147	1,384
Total liabilities	186,840	195,969
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 23,747 and 23,451 shares issued and 22,747 and 22,451 shares outstanding at March 31, 2017 and December 31, 2016, respectively	2	2
Additional paid-in capital	191,087	190,827
Accumulated loss	(176,890)	(177,344)
Accumulated other comprehensive loss	(3,752)	(3,709)
Treasury stock, at cost, 1,000 and 1,000 shares at March 31, 2017 and December 31, 2016, respectively	(11,435)	(11,435)
Total stockholders' deficit	(988)	(1,659)
Total liabilities and stockholders' deficit	$185,852	$194,310

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue:
Subscription and service	$41,450	$37,971
Product	6,243	10,031
Total revenue	47,693	48,002
Cost of revenue:
Cost of subscription and service revenue	6,534	5,403
Cost of product revenue	1,607	2,645
Total cost of revenue	8,141	8,048
Gross profit	39,552	39,954
Operating expenses:
Sales and marketing	24,168	30,793
Research and development	6,414	6,571
General and administrative	8,025	10,777
Total operating expenses	38,607	48,141
Income (loss) from operations	945	(8,187)
Other income and (expense):
Interest income	13	13
Interest expense	(115)	(112)
Other income and (expense)	311	1,228
Total other income and (expense)	209	1,129
Income (loss) before income taxes	1,154	(7,058)
Income tax expense	700	449
Net income (loss)	$454	$(7,507)
Earnings (loss) per share:
Basic	$0.02	$(0.34)
Diluted	$0.02	$(0.34)
Common shares and equivalents outstanding:
Basic weighted average shares	22,125	21,867
Diluted weighted average shares	22,590	21,867

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$454	$(7,507)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
Stock-based compensation expense	147	421
Gain on foreign currency transactions	(277)	(1,525)
Bad debt (recovery) expense	(364)	191
Depreciation and amortization	3,075	3,408
Deferred income tax expense	300	172
Gain on disposal of equipment	(1)	—
Amortization of deferred financing fees	71	62
(Gain) loss from equity method investments	(5)	27
Net change in:
Restricted cash	13	41
Accounts receivable	11,188	17,555
Inventory	361	116
Deferred sales commissions	1,588	1,783
Prepaid expenses and other current assets	(807)	(1,331)
Income tax receivable or payable	(537)	337
Other assets	2	88
Accounts payable	(1,680)	569
Accrued compensation	1,731	2,310
Other current liabilities	(2,989)	(8,189)
Other long-term liabilities	8,762	(99)
Deferred revenue	(15,263)	(10,975)
Net cash provided by (used in) operating activities	5,769	(2,546)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,313)	(2,586)
Proceeds from sale of fixed assets	2	—
Net cash used in investing activities	(2,311)	(2,586)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	74	29
Payment of deferred financing costs	—	(100)
Payments under capital lease obligations	(242)	(244)
Net cash used in financing activities	(168)	(315)
Increase (decrease) in cash and cash equivalents	3,290	(5,447)
Effect of exchange rate changes in cash and cash equivalents	228	660
Net increase (decrease) in cash and cash equivalents	3,518	(4,787)
Cash and cash equivalents—beginning of period	36,195	47,782
Cash and cash equivalents—end of period	$39,713	$42,995

ROSETTA STONE INC.
Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
GAAP net income (loss)	$454	$(7,507)
Total other non-operating income, net	(209)	(1,129)
Income tax expense	700	449
Impairment	—	—
Depreciation and amortization	3,075	3,408
Stock-based compensation	147	421
Restructuring expenses	780	2,509
Other EBITDA adjustments	208	285
Adjusted EBITDA*	$5,155	$(1,564)

* Adjusted EBITDA is GAAP net income/(loss) plus interest income and expense, other income/expense, income tax benefit and expense, impairment, depreciation, amortization, stock-based compensation, and restructuring expenses. In addition, Adjusted EBITDA excludes “Other” items related to the litigation with Google Inc., consulting and other related costs associated with the development and implementation of the accelerated strategy and cost reductions, non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

ROSETTA STONE INC.
Reconciliation of Cash Provided by (Used in) Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2017	2016
Net cash provided by (used in) operating activities	$5,769	$(2,546)
Purchases of property and equipment	(2,313)	(2,586)
Free cash flow*	$3,456	$(5,132)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.
Supplemental Information
(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31 2016	Jun 30 2016	Sep 30 2016	Dec 31 2016	Dec 31 2016	Mar 31 2017
Revenue by Segment (in thousands, except percentages)

Literacy	7,577	7,950	8,786	9,810	34,123	10,170
Enterprise & Education Language	18,331	17,490	18,336	17,926	72,083	16,500
Consumer	22,094	20,276	21,571	23,942	87,883	21,023
Total	48,002	45,716	48,693	51,678	194,089	47,693

YoY Growth (%)
Literacy	82%	68%	52%	35%	56%	34%
Enterprise & Education Language	(4)%	(6)%	(6)%	(6)%	(5)%	(10)%
Consumer	(37)%	(28)%	(12)%	(25)%	(27)%	(5)%
Total	(18)%	(11)%	(2)%	(11)%	(11)%	(1)%

% of Total Revenue
Literacy	16%	17%	18%	19%	18%	21%
Enterprise & Education Language	38%	38%	38%	35%	37%	35%
Consumer	46%	45%	44%	46%	45%	44%
Total	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	39,795	37,626	41,042	44,352	162,815	41,241
International	8,207	8,090	7,651	7,326	31,274	6,452
Total	48,002	45,716	48,693	51,678	194,089	47,693

Revenues by Geography (as a %)
United States	83%	82%	84%	86%	84%	86%
International	17%	18%	16%	14%	16%	14%
Total	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.